EXHIBIT 10.22
XXXXX INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
EXECUTION COPY
LICENSE AND DISTRIBUTION AGREEMENT
BY AND AMONG
SHIRE LLC
AND
IMPAX LABORATORIES, INC.
DATED AS OF JANUARY 19, 2006

LICENSE AND DISTRIBUTION AGREEMENT
THIS LICENSE AND DISTRIBUTION AGREEMENT (this “Agreement”) dated this the 19th day of January, 2006 (the “Effective Date”) is hereby entered into by and between Shire LLC, a Kentucky company with offices located at 9200 Brookfield Court, Florence, KY 41042 (“Shire”), and Impax Laboratories, Inc., a Delaware corporation with offices located at 30831 Huntwood Ave., Hayward, CA 94544 (“Impax”).
R E C I T A L S:
WHEREAS, a Shire Affiliate is the owner of New Drug Application No. 21-303 (“Shire’s NDA”, as further defined below), which was approved by the FDA for the Manufacture and sale of Adderall XR for the treatment of Attention Deficit Hyperactivity Disorder;
WHEREAS, Impax submitted ANDA No. 76-852 (the “Impax ANDA”) to the FDA under § 505(j) of the Act with a paragraph IV certification seeking approval to engage in the commercial Manufacture, use, and sale of product asserted to be bioequivalent to the product sold under Shire’s NDA;
WHEREAS, Shire and Impax are Parties to a certain Settlement Agreement of even date herewith (the “Settlement Agreement”), pursuant to which Shire and Impax are settling pending litigation; and
WHEREAS, pursuant to the Settlement Agreement, Shire and Impax have agreed to enter into this Agreement.
NOW THEREFORE, in consideration of the foregoing premises, mutual covenant, the terms and conditions hereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1. Definitions
1.1. “Act” shall mean the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, and the rules, regulations and guidelines promulgated thereunder.
1.2. “Adderall XR” shall mean the pharmaceutical product that contains the Compound as its sole active ingredient which is approved for Marketing in the Territory pursuant to Shire’s NDA and sold under the tradename Adderall XR.
1.3. “Adderall XR Intellectual Property” shall mean (i) U.S. Patent Nos. 6,322,819, 6,605,300, and 6,913,768 and any patent that issues as a result of a reexamination or reissue thereof; (ii) any patent that issues from, or from any continuation, continuation-in-part or divisional application relating to, U.S. Patent

Application Serial Nos. 09/176,542, 10/353,073, 10/758,417, 10/774,697, and 11/030,174; and (iii) any other present or future U.S. patent owned or controlled by Shire which may read upon the making, using, selling or importing of a Generic Product.
1.4. “Adverse Drug Experience” shall mean an adverse event associated with the use of Generic Product in humans, whether or not considered drug related, including the following: an adverse event occurring in the course of the use of a drug product in professional practice; an adverse event occurring from drug overdose whether accidental or intentional; an adverse event occurring from drug abuse; an adverse event occurring from drug withdrawal; and any failure of expected pharmacological action. The above definition of “Adverse Drug Experience” is defined by 21 C.F.R. § 314.80(a), and will be deemed to be changed to reflect any changes to that section of 21 C.F.R. § 314.80.
1.5. “Affiliate” shall mean a Person that controls, is controlled by or is under common control with a Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person, whether by the ownership of at least fifty percent (50%) of the voting interest of such Person (it being understood that the direct or indirect ownership of a lesser percentage of such interest shall not necessarily preclude the existence of control), or by contract or otherwise.
1.6. “AG Product” shall mean generically Labeled Adderall XR, commonly called an authorized generic product, approved for sale by the FDA pursuant to a labeling supplement to Shire’s NDA.
1.7. “ANDA” shall mean an Abbreviated New Drug Application to the FDA for approval to Manufacture and/or Market a pharmaceutical product in the Territory.
1.8. “Applicable Law” shall mean the applicable Laws, rules, regulations, guidelines and requirements of any Governmental Authority related to the development, registration, Manufacture and Marketing of the Generic Product in the Territory or the performance of either Party’s obligations under this Agreement.
1.9. “Authorization and License” shall have the meaning assigned to such term in Section 2.3.
1.10. “Barr Product” shall mean the Generic Equivalent that is the subject of the ANDA submitted by Barr to the FDA that is the subject of present litigation between Shire and Barr.
1.11. “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or required by Law to close.

1.12. “cGMP” shall mean all applicable standards relating to manufacturing practices for fine chemicals, active pharmaceutical ingredients, intermediates, bulk products or finished pharmaceutical products, including (i) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 210 and 211.
1.13. “Commercially Reasonable Efforts” shall mean efforts and diligence in accordance with the subject Party’s reasonable and sound business, legal, medical and scientific judgment and in accordance with the efforts and resources such Party would use in other aspects of its business that have similar commercial value and market potential, taking into account the competitiveness of the marketplace, the business life-cycle, the proprietary position of the company and the profitability of the pertinent product.
1.14. “Compound” shall mean mixed amphetamine salts.
1.15. “Confidential Information” shall mean any scientific, technical, formulation, process, Manufacturing, clinical, non-clinical, regulatory, Marketing, financial or commercial information or data relating to the business, projects, employees or products of either Party and provided by one Party to the other by written, oral, electronic or other means in connection with this Agreement.
1.16. “Cost of Goods” shall mean the XXXXX to be paid by Impax to Shire for Packaged and Labeled AG Product. With respect to Impax Product, the Cost of Goods shall equal the XXXXX.
1.17. “Delay Payment” has the meaning set forth in Section 5.7.
1.18. “Exclusive” shall mean, when used in connection with a specific grant of rights that the granting Party (i) shall retain for itself no ability to use such granted rights and (ii) shall have no ability to authorize its Affiliates or Third Parties (other than the grantee of such specific rights) to use such granted rights, in the Territory and in the granted field of use, for the term of the grant.
1.19. “FDA” shall mean the United States Food and Drug Administration or any successor agency thereof.
1.20. “Final Court Decision” shall mean a decision of any federal court from which no appeal has been or can be taken (other than a petition to the United States Supreme Court for a writ of certiorari).
1.21. “Force Majeure” shall mean any circumstances reasonably beyond a Party’s control, including, without limitation, acts of God, civil disorders or commotions, acts of aggression, fire, explosions, floods, drought, war, sabotage, embargo, unexpected safety or efficacy results obtained with the Generic Product, utility failures, XXXXX, XXXXX, labor disturbances, a national health emergency, or appropriations of property.

1.22. “GAAP” shall mean generally accepted accounting principles in effect in the United States from time to time, consistently applied.
1.23. “Generic Equivalent” shall mean a pharmaceutical product which is submitted to the FDA for Regulatory Approval pursuant to an ANDA (or equivalent regulatory mechanism) as a Therapeutic Equivalent to Adderall XR. Generic Equivalent shall also mean the AG Product.
1.24. “Generic Product” shall mean both AG Product and Impax Product.
1.25. “Governmental Authority” shall mean any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (i) any government of any country, or (ii) a federal, state, province, county, city or other political subdivision thereof.
1.26. “Impax Product” shall mean the Generic Equivalent that is the subject of the Impax ANDA.
1.27. “Impax ANDA” shall have the meaning assigned to such term in the recitals.
1.28. “Label” shall mean any Package (immediate container) labeling designed for use with a product, including the package insert for such product that is approved by the FDA, and “Labeled” or “Labeling” shall have the correlated meaning.
1.29. “Launch” shall mean the first commercial sale of a product to an unaffiliated Third Party.
1.30. “Law” or “Laws” shall mean all laws, statutes, rules, codes, regulations, orders, judgments and/or ordinances of any Governmental Authority.
1.31. “License Effective Date” shall mean, subject to the further provisions of this Agreement, the first date to occur as determined by the following subsections (a) or (b), as applicable:
(a) Barr Settlement: If Shire reaches a settlement with Barr Laboratories, Inc. (“Barr”) that provides for the Launch of a Generic Equivalent under a license from Shire (a “Licensed Barr Launch”), then the earlier of: (i) the first day, following a Licensed Barr Launch, that the FDA grants final marketing approval for a Generic Equivalent under an ANDA filed by a paragraph IV certification filer other than Barr or Impax, or their respective Affiliates, (ii) the one-hundred and eighty-first (181st) day following a Licensed Barr Launch, or (iii) January 1, 2010; or
(b) No Barr Settlement: If Shire has not previously reached a settlement with Barr providing for a Licensed Barr Launch, then the earlier of: (i) January 1, 2010 or (ii) the first day upon which a Generic Equivalent that is the subject of

Barr’s ANDA that is the subject of present litigation with Shire is sold in the Territory following a Final Court Decision that all of the patents found in the Adderall XR Intellectual Property are invalid, unenforceable, or not infringed by the Barr Product.
1.32. “Losses” means for purposes of Section 5.7 only, XXXXX. For purposes of Article 12 of this Agreement, “Losses” means any liabilities, damages, costs or expenses, including reasonable attorneys’ fees and expert fees, incurred by any Party that arise from any claim, lawsuit or other action by a Third Party.
1.33. “Manufacturing Costs” for each dosage strength of AG Product shall mean XXXXX, accrued in accordance with GAAP. Manufacturing Costs for each dosage strength of Impax Product shall mean XXXXX, accrued in accordance with GAAP.
1.34. “Manufacture” shall mean all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including but not limited to manufacturing Compound or supplies for development, manufacturing Impax or AG Product for commercial sale, packaging, in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, ongoing stability tests and regulatory activities related to any of the foregoing, and “Manufactured” or “Manufacturing” shall have the correlated meaning.
1.35. “Market” shall mean to distribute, promote, advertise, import, market and sell, and “Marketing” or “Marketed” shall have the correlated meaning.
1.36. “NDA” shall mean a New Drug Application filed with the FDA pursuant to and under 21 U.S.C. § 355(b) of the Act, together with the FDA’s implementing rules and regulations.
1.37. “Net Sales” shall mean the gross invoice price of sales of Generic Product in the Territory by Impax and its Affiliates to unaffiliated Third Parties, less applicable (i) trade discounts, (ii) promotional allowances, (iii) cash discounts, (iv) customer refunds and credits, (v) returns, (vi) reprocurement charges, (vii) customer and government rebates (viii) chargebacks, (ix) retroactive price or shelf stock adjustments and price equalizations; and (x) Impax’s actual freight, storage, and incremental insurance expense incurred exclusively in connection with the storage and distribution of the Generic Product to the extent actually invoiced to the customer. All of the foregoing shall be determined in accordance with GAAP.
1.38. “Net Profits” shall mean the difference between Net Sales for the applicable Generic Product and the Cost of Goods for such product.
1.39. “Party” or “Parties” shall mean Shire and/or Impax, as applicable.

1.40. “Package” shall mean all primary containers, including bottles, cartons, shipping cases or any other like matter used in packaging or accompanying a product, and “Packaged” or “Packaging” shall have the correlated meaning.
1.41. “Person” shall mean any individual, partnership, association, corporation, limited liability company, trust, or other legal Person or entity.
1.42. “Regulatory Approval” shall mean final Marketing approval by the FDA for the sale and Marketing of a pharmaceutical product in the Territory.
1.43. “Reporting Period” shall have the meaning set forth in Section 9.3.
1.44. “Shire’s NDA” shall mean Shire’s NDA No. 21-303, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning Adderall XR which are necessary for FDA approval to Market Adderall XR in the Territory.
1.45. “Term” shall have the meaning assigned to such term in Section 15.1.
1.46. “Territory” shall mean the United States of America.
1.47. “Therapeutic Equivalent” shall have the meaning given to it by the FDA in the current edition of the “Approved Drug Products with Therapeutic Equivalence Evaluations” (the “Orange Book”) as may be amended from time to time during the Term.
1.48. “Third Party” or “Third Parties” shall mean any Person or entity other than a Party or its Affiliates.
1.49. “Valid Claim” shall mean an issued and unexpired patent claim which has not been held to be invalid or unenforceable by a court of competent jurisdiction in a final unappealable decision.
2. Authorization and License
2.1. Subject to the terms, conditions and limitations hereof, including the conditions set forth in Section 3, Shire hereby grants to Impax a limited license, under the Adderall XR Intellectual Property and under any and all statutory and regulatory exclusivities to Manufacture, have Manufactured and Market Impax Product in the Territory on and after the applicable License Effective Date.
2.2. Solely to the extent that Shire Manufactures and supplies AG Product to Impax pursuant to Section 4 of this Agreement, and subject to the other terms, conditions and limitations hereof, including the conditions set forth in Section 3, Shire hereby authorizes Impax to Market such AG Product in the Territory, but only from and after the License Effective Date. In connection with and solely for purposes of such authorization, Shire hereby grants to Impax a limited license under the Adderall XR Intellectual Property and under any and all statutory and regulatory exclusivities to Market such AG Product in the Territory from and after the applicable License Effective Date.
2.3. The authorizations and licenses granted by this Section 2.1 and 2.2 are referred to herein as the “Authorization and License.” Except to the extent of the assignment permitted pursuant to Section 16.3, Impax shall not have the right to sublicense or assign any of its rights under the Authorization and License.
3. Conditions
3.1. Impax shall not Market any Generic Product in the Territory prior to the License Effective Date.
3.2. Impax shall not Market or authorize or knowingly facilitate the Marketing of AG Product outside the Territory and agrees to take all appropriate and legal steps as may be required to ensure that its Affiliates or customers do not sell or distribute AG Product outside the Territory, including, without limitation, by limiting or terminating supplies of AG Product to customers which, to Impax’s knowledge, are distributing or selling AG Product outside the Territory.
3.3. Subject to the provisions of Sections 3.4 and 3.5 below, the Authorization and License shall be on an Exclusive basis.
3.4. Shire reserves the right to license, authorize and supply Barr at Shire’s discretion to Manufacture, have Manufactured and Market a Generic Equivalent in the Territory in full and complete settlement of the pending litigation between Shire and Barr involving the Adderall XR Intellectual Property.
3.5. Shire reserves the right to grant licenses under the Adderall XR Intellectual Property and any and all statutory and regulatory exclusivities to any Third Party to Manufacture, have Manufactured and Market a Generic Equivalent, but only under its applicable ANDA, in settlement of any then pending or threatened litigation involving the Adderall XR Intellectual Property; provided, however, that such licenses would not become effective prior to the License Effective Date and shall be on terms no more favorable to such Third Party than those set forth in this Agreement.
3.6. Except to the extent permitted under the Authorization and License, neither Impax nor any of its Affiliates shall under any circumstances: (a) Market any Generic Equivalent that infringes or misappropriates the Adderall XR Intellectual Property or (b) aid, abet, enable or contract with any Third Party regarding the Marketing of any Generic Equivalent that infringes or misappropriates the Adderall XR Intellectual Property.
3.7. Nothing set forth herein shall be deemed to prevent or restrict Impax or its Affiliates from Marketing any product which would not infringe or misappropriate the Adderall XR Intellectual Property and nothing shall prohibit Impax from entering into any agreement with a Third Party related to any Generic Equivalent that does not infringe or misappropriate the Adderall XR Intellectual Property; provided, however, that if Impax so enters into any such agreement (except an agreement that is reasonably required for Impax to Market the Generic Product and is approved by Shire pursuant to Section 8.1), Impax shall promptly notify Shire, and Shire shall be free to terminate the Authorization and License and any supply obligations to Impax immediately upon notice to Impax.
3.8. In the event that, and for so long as, Impax sells AG Product, as set forth in Section 4 of this Agreement, Impax agrees and covenants not to XXXXX.
4. Authorized Generic
4.1. At any time that is prior to the issuance of any tentative or final approval for the Impax ANDA and also prior to the License Effective Date, Impax may elect by providing written notice to Shire to have Shire supply AG Product to Impax for sale in the Territory from and after the applicable License Effective Date subject to all of the terms and conditions of this Agreement, including Section 5 below. Anything in this agreement to the contrary notwithstanding, Shire have no obligation to deliver AG Product to Impax earlier than ninety days following Shire’s receipt of written notice of such election from Impax.
4.2. If, prior to the License Effective Date, Shire determines, in its sole discretion, to Launch an authorized generic Adderall XR product then Shire shall supply Impax with AG Product, for Marketing in the Territory. Impax shall Launch such AG Product only on or after a date chosen by Shire, in its sole discretion, and such date shall be deemed a License Effective Date solely with respect to the Authorization and License under Section 2.2.
4.3. Certain Launches of Generic Equivalents By Third Parties.
(i) If Shire has not previously reached a settlement with Barr providing for a Licensed Barr Launch and Barr commences the sale or distribution in the Territory of a Generic Equivalent (or the Parties agree such sale or distribution is imminent) at a time that Shire is maintaining litigation in respect thereof including, for this purpose, appealing a related decision, is preserving its rights for appeal or is otherwise preparing to institute litigation in respect of such launch or the related ANDA (an “At Risk Launch”), Shire and Impax shall confer as to the desirability of accelerating the License Effective Date to permit the sale of Generic Product.
(ii) If the Parties mutually agree, in light of the pending litigation referred to in Section 4.3(i), to launch a Generic Product, the License Effective Date will be the date of the At Risk Launch. If the Parties mutually agree not to launch a Generic Product in response to the At Risk Launch, the License Effective Date will continue to be determined in accordance with as otherwise provided in this Agreement.

(iii) In the event that the License Effective Date has not been accelerated pursuant to Section 4.3(ii) because the Parties have not mutually agreed to launch a Generic Product in response to an At Risk Launch and if there is ultimately a Final Court Decision in the litigation(s) pertinent to the At Risk Launch that Shire’s U.S. Patent Nos. 6,322,819, 6,605,300, and 6,913,768 are not infringed, or are invalid or unenforceable, Shire agrees to pay Impax an amount equal to (i) US $175,000 multiplied by the number of days that Barr has been selling its Generic Equivalent to Third Parties in the Territory while Impax is not selling a Generic Equivalent for up to two months from and after the date of the At Risk Launch, plus (ii) US $150,000 multiplied by the number of days that Barr has been selling its Generic Equivalent to Third Parties in the Territory while Impax is not selling a Generic Equivalent after the two months described in (i), such amount being a good faith and mutually agreed estimate of Impax’s losses caused by the failure to accelerate the License Effective Date. Notwithstanding the preceding, the total payment which Shire may be obligated to make pursuant to this Section shall not exceed US $20,000,000. Shire shall make any payment required by this Section within 60 days of the applicable Final Court Decision.
5. Supply of AG Product; Forecasts; Purchase Orders
5.1. Subject to the terms, conditions and limitations hereof, Shire agrees to supply AG Product to Impax for Marketing pursuant to Section 4 and in accordance with the terms of this Agreement. In order to be in a position to timely and effectively enter the generic market, the Parties shall cooperate in good faith to determine and prepare for the applicable License Effective Date, including communicating to one another, on an ongoing basis, developments which may reasonably affect the License Effective Date and information necessary to Label the AG Product for sale as a generic by Impax under Shire’s NDA.
5.2. All AG Product supplied will be released for sale under a generic Label in Packaged form which complies with Shire’s NDA. Subject to compliance with Shire’s NDA, Impax will provide Shire with appropriate and customary generic Package and Label design which will be utilized by Shire in Manufacturing AG Product. Any costs incurred by Shire in utilizing such Packaging or Labeling, or in performing other manufacturing specifications (such as tablet imprints) requested by Impax and to which Shire agrees (such agreement not to be unreasonably withheld, delayed or conditioned), including related capital expenditures, shall be included in Manufacturing Costs. Shire shall provide current Manufacturing Costs, for guidance purposes only, within forty-five (45) days of the execution of this Agreement.
5.3. Within forty-five (45) days of the execution of this Agreement Impax will provide to Shire a good faith Forecast (as defined below) of the quantities of AG Product required for the initial Launch of AG Product (including the first three months of sales, beginning with the License Effective Date) (the “Launch Quantities”). The Launch Quantities may be adjusted from time to time by Impax, upon the consent of Shire (not to be unreasonably withheld, delayed or conditioned), based on reasonable assessments of changes in market conditions. In anticipation of the Launch of AG

Product by Impax, Shire shall use Commercially Reasonable Efforts to deliver one-half of the Launch Quantities as soon as practicable to Impax around the License Effective Date; provided, however, that based on the cooperation and communication between the Parties, Shire shall make Commercially Reasonable Efforts to deliver such AG Product on or before the License Effective Date, so that Impax may Launch on the License Effective Date, and Shire shall in any event deliver such first half of the Launch Quantities within two (2) days following the License Effective Date.Shire shall also use Commercially Reasonable Efforts to deliver the second half of the Launch Quantities within a reasonable time after the delivery of the first half of the Launch Quantities, and Shire shall in any event deliver such second half of the Launch Quantities within forty-five (45) days following the License Effective Date.
5.4. Within thirty (30) days following the License Effective Date, and on or before the beginning of every three (3) months period thereafter during the Term beginning with the date that is three months after the License Effective Date Impax shall deliver a forecast (a “Forecast”) to Shire of the quantities of AG Product, by SKU, which Impax reasonably anticipates it will require for Marketing during the twelve (12) months (“Forecast Period”) beginning three months following the License Effective Date in the first instance, and thereafter three months following the date of such Forecast and shall include quantities required to be delivered during each month of the Forecast Period. The foregoing notwithstanding, Impax shall have no obligation to provide Forecasts or orders beyond the term of this Agreement, and the first such Forecast shall be for the twelve month period beginning ninety (90) days after the License Effective Date. For each such Forecast, the first three months of the Forecast Period shall be known as the “Purchase Order Period” and the amounts specified in the Forecast for the Purchase Order Period shall constitute a binding purchase order for such period. Additionally, in each subsequent Forecast, the amount ordered for the Purchase Order Period shall not deviate by more than fifteen percent (15%) (as to the entire period or any month therein) from the second three (3) months of the immediately preceding Forecast. Other than the specifically provided in this paragraph, the the amounts set forth in the Forecasts shall only constitute a non-binding estimate of the AG Product requirements of Impax.
5.5. Subject to and in accordance with the terms of Section 5.3 and 5.4, Shire shall make deliveries of AG Product to a single delivery destination specified by Impax no more than five (5) days after Impax’s specified delivery dates. All such shipments of AG Product shall be EXW (Incoterms 2000) Shire’s manufacturing facilities to a carrier designated by Impax. In no event shall Shire be required to make more than one (1) delivery of AG Product during any month. The terms and conditions of this Agreement shall be controlling over any conflicting terms and conditions stated in Impax’s purchase order or Shire’s invoice or confirmation. Any other document which shall conflict with or be in addition to the terms and conditions of this Agreement is hereby rejected (unless the Parties shall have mutually agreed to the contrary in writing in respect of a particular instance).
5.6. Shire shall promptly notify Impax in writing if at any time Shire has reason to believe that Shire will not be able to fill at least ninety-five percent (95%)

of an order for an AG Product in accordance with the delivery schedule specified therein by Impax and pursuant to the terms and conditions of this Agreement.
5.7. Other than with respect to Launch Quantities, to the extent that (i) Shire’s delivery to Impax of at least ninety percent (90%) of an AG Product ordered by Impax set forth in a Firm Order is delayed beyond the period permissible under Section 5.5 hereof and (ii) as a result of such delay Impax is unable to fill a commercially reasonable order by a Third Party for such an AG Product or a Third Party rejects or fails to accept a delivery of an order that included such delayed Product, then Shire shall pay to Impax an amount equal to XXXXX (“Delay Payment”); provided, however, that no such Delay Payment shall be payable if the delay is caused by (i) XXXXX, or (ii) a material breach by Impax of its obligations under this Agreement. Any Delay Payment shall be paid by Shire within thirty (30) days after receipt of Impax’s invoices therefor, which invoices shall set forth in reasonable detail the manner in which the Delay Payments were calculated and all supporting documentation and proof for any such calculation of the Delay Payment. If Shire disputes the amount of such invoice, it shall notify Impax within thirty (30) days of its receipt of such invoice and thereafter the Parties shall enter into good faith negotiations in order to revise, if necessary, the amount of the Delay Payment. If the Parties are unable to agree upon revisions to the Delay Payment within twenty (20) days after the date of Shire’s notification of its dispute of Impax’s invoice, any Party shall have the right, exercisable by written notice to the other Party, to invoke the provisions set forth in Section 16.13. During the time period during which the Parties are unable to agree upon the amount of the Delay Payment, Shire shall pay such invoice only to the extent it is in agreement with it. XXXXX.
5.8. Shire shall invoice Impax at the time of each shipment of AG Product at the XXXXX for such shipment. Impax shall pay each such invoice within thirty (30) days of receipt.
5.9. In addition to the foregoing, the Parties shall work together in good faith and make Commercially Reasonable Efforts to timely satisfy any changes in the quantities and delivery dates of AG Product specified in the Forecasts due to changes in demand.
5.10. AG Products supplied by Shire shall (i) have a shelf life of at least twenty four (24) months from the date of Manufacture and (ii) conform to Shire’s NDA. The foregoing notwithstanding, the Launch Quanties shall instead have a shelf life of at least fifteen (15) months.
5.11. All AG Products will be in finished dosage form, filled, packaged and labeled for commercial sale in accordance with the terms and conditions of this Agreement, the Quality Agreement, and applicable Laws.
5.12. During the Term, and for a period of three (3) years thereafter, Shire shall, and shall ensure that its Affiliates shall, keep at either its normal place of business, or at an off-site storage facility, detailed, accurate and up to date:

(b) records and books of account sufficient to confirm the calculation of the Cost of Goods; and
(c) information and data contained in any invoices provided to Impax in connection with this Agreement.
5.13. On no less than five (5) Business Days notice from Impax, to the extent that Shire supplies AG Product to Impax, Shire shall make all such records, books of account, information and data concerning the Manufacturing Cost of AG Product available for inspection during normal business hours by Impax or its nominee for the purpose of general review or audit; provided that Impax may not request such inspection more than once in any calendar year. Upon reasonable belief of discrepancy or dispute, Impax’s external auditors shall be entitled to take copies or extracts from such records, books of account, information and data (but only to the extent related to the contractual obligations set out in this Agreement) during any review or audit, provided the external auditor signs a confidentiality agreement with Shire providing that such records, books of account, information and data shall be treated as Confidential Information which may be disclosed only to Impax.
5.14. Impax shall be solely responsible for its costs in making any such review and audit, unless Impax identifies a discrepancy in the calculation of Cost of Goods paid by Impax to Shire under this Agreement in any calendar year from those properly payable for that calendar year of five percent (5%) or greater, in which event Shire shall be solely responsible for the cost of such review and audit and refund Impax any overpayment. All information disclosed by Shire or its Affiliates pursuant to this Section 5.14 shall be deemed Confidential Information.
6. Quality Assurance; Acceptance
6.1. Shire represents, covenants and warrants to Impax that:
(a) all AG Product hereunder shall be produced in accordance with cGMP and other Applicable Laws, rules and regulations and that none of the AG Product supplied hereunder shall be adulterated or misbranded as defined by the Act; and
(b) all shipments of AG Product supplied hereunder shall meet the specifications and quality control standards set forth in Shire’s NDA.
(c) Shire or a Shire Affiliate will use Commercially Reasonable Efforts to maintain throughout the term of this Agreement all permits, licenses, registrations and other forms of governmental authorization and approval required in order for Shire to perform its obligations hereunder in accordance with all applicable Laws.
(d) to Shire’s knowledge upon due investigation, as of the Effective Date the Manufacture or Marketing of the AG Products in the Territory pursuant to this Agreement does not infringe, misappropriate or otherwise conflict with any intellectual property rights of any Third Party.

(e) Shire or a Shire Affiliate owns and possesses all right, title and interest in the Shire NDA.
(f) Shire has the right to grant all of the rights and licenses granted herein to Impax under the Adderall XR Intellectual Property, and it is not under any obligation to any third party that conflicts with the terms of this Agreement.
6.2. Shire shall perform all quality control tests and other inspections required by applicable cGMP standards and Shire’s NDA and shall furnish to Impax a certificate of analysis together with each lot of AG Product shipped to Impax. Shire will also provide Impax with Material Safety Data Sheets (hereinafter “MSDS”) as required by Law for the AG Products, and updates of same as necessary.
6.3. Shire will promptly notify Impax of any request from the FDA to change AG Product specifications or Labeling and will notify Impax of any changes in specifications. No such change which requires FDA approval will be implemented prior to obtaining such Impax approval.
6.4. Impax shall conduct, at its own expense, such tests as it deems necessary to determine the compliance of the AG Product with the requirements of Section 6.1. Impax shall notify Shire within thirty (30) days of its receipt of each shipment of the AG Product of any non-compliance of the AG Product with the requirements of Section 6.1 revealed by such testing. If no notice of non-compliance is delivered to Shire within such thirty (30) day period, the AG Product so delivered shall be deemed to comply with Section 6.1.
6.5. Subject to the provisions of Section 6.6, Shire shall replace, at its own expense, including all freight costs, any AG Product that does not meet the requirements of Section 6.1. Subject only to the indemnification obligations set forth in Section 12.1, Shire shall have no other obligations to Impax in respect of such AG Product or the representations set forth in Section 6.1.
6.6. If, following the timely delivery of a notice by Impax pursuant to the provisions of Section 6.4, Impax and Shire do not agree that any lot or lots of the AG Product referred to in the notice meets the requirements of Section 6.1, that lot or those lots of the AG Product shall be tested for such compliance, within thirty (30) days after notice of the defect is delivered to Shire, by a disinterested Third Party expert selected by the mutual agreement of Impax and Shire. The decision of such Third Party expert with respect to the question of compliance shall be binding upon Impax and Shire for the purposes of Section 6.1 of this Agreement only. The costs of such testing shall be borne by Shire if such lot or lots are found not to meet the requirements of Section 6.1 and by Impax if those lot or lots are found to meet the requirements of Section 6.1.
6.7. At least once per calendar year following the License Effective Date, Impax will provide Shire with a certificate of a duly authorized officer with regulatory responsibilities to the effect that Impax stores and ships AG Product in accordance with all Applicable Laws and regulations, including cGMP standards.

6.8. Impax represents, covenants and warrants to Shire that all Generic Product Marketed by Impax will be stored, shipped and handled in accordance with cGMP and all Applicable Laws, rules and regulations and all Impax Product Manufactured by Impax, or for Impax by a Third Party, shall be Manufactured, shipped and handled in accordance with cGMP and all Applicable Laws, rules and regulations and the Impax ANDA.
7. Regulatory Responsibilities; Adverse Event Reporting; Recalls
7.1. As the holder of Shire’s NDA, Shire will have sole authority to deal with regulatory matters relating to Shire’s NDA or AG Product. During the term hereof, Shire shall maintain Shire’s NDA in accordance with all applicable requirements of the FDA and other Governmental Authorities, including, without limitation, the filing of all annual and other reports or filings required by the FDA.
7.2. Impax shall submit to Shire all reports of Adverse Drug Experiences, together with all relevant information possessed by it, in time for Shire to meet all periodic and annual safety regulatory obligations to the FDA. Impax shall also promptly submit to Shire all AG Product inquiries or complaints for handling by Shire. Each Party shall cooperate with the other and provide information in its possession to the extent necessary for the other Party to comply with all legal requirements relating to the Manufacture or Marketing of Generic Product and the Parties will use diligent efforts to agree upon a customary pharmacovigilance protocol as promptly as practicable after the date hereof to provide for the necessary exchange of adverse event and related information to permit Shire to comply with Applicable Laws and regulations on a timely basis.
7.3. Each of Shire and Impax will immediately inform the other in writing if it believes one or more lots of any AG Product should be subject to recall from distribution, setting forth the reasons therefore with reasonable specificity. To the extent permitted by legal and public safety requirements, the Parties will confer before initiating any recall. If the Parties do not reach agreement on the need for a recall, either Party may initiate a recall. The Party initiating the recall shall initially bear the cost thereof and shall carry out the recall in accordance with best industry practices. In the event it is determined that a recall resulted from a breach by a Party of any of its representations or warranties hereunder, such Party shall be responsible for the costs of the recall and the cost of any unnecessary or groundless recall or other recall which is not the result of a breach by the other Party or any of its representations and warranties hereunder, shall be borne by the Party initiating or requesting such recall. In no event shall a Party’s liability to the other hereunder exceed the actual out-of-pocket costs incurred or the cost of replacement of AG Product at a price equal to the Manufacturing Costs, as the case may be, and neither Party shall be liable for lost profits or other consequential damages.
7.4. As the holder of the Impax ANDA, Impax will have sole authority and responsibility to deal with regulatory matters relating to the Impax ANDA or Impax Product including maintaining the Impax ANDA as applicable in accordance with all applicable requirements of the FDA, including, without limitation, the filing of all annual and other reports or filings required by the FDA.
7.5. Shire shall keep, or cause its Affiliates to keep, as required, such samples and such records (or copies thereof) in respect of the AG Products as are required by applicable Law for such period of time as may be required thereunder.
7.6. Each of Shire and Impax shall promptly inform the other of any correspondence from the FDA regarding the Generic Products that would materially affect its ability to meet its obligations under this Agreement. Each of Shire and Impax shall notify the other promptly, but in no event later than ten (10) Business Days following the occurrence thereof, of any materially adverse inspections by the FDA or other regulatory authorities which pertain to the Generic Products or to the facilities of such Party or its Affiliate where the Generic Products are being manufactured or stored.
7.7. Within thirty (30) days following the Effective Date, Impax and Shire shall enter into a Quality Agreement in form and content reasonably acceptable to Impax and Shire (“Quality Agreement”). The Quality Agreement will include protocols and specific responsibilities for handling AG Products quality complaints, ADE reports, and professional medical service inquiries in accordance with Shire’s standard operating procedures and in conformity with applicable Laws.
8. Marketing of Generic Product
8.1. Impax shall, at its sole cost and expense, utilize all Commercially Reasonable Efforts in Launching and Marketing the Generic Product in the Territory to maximize sales and profits of Generic Product. During the Term Impax shall not enter into any arrangements or agreements with any other Person to Market or promote Generic Product in the Territory without Shire’s prior written consent, except that Impax shall not be restricted in entering into customary agreements with its ordinary trade customers including, without limitation, distributors and retailers.
8.2. It is the intent of the parties that Impax will seek to sell Generic Product for its full market value. Impax will have sole discretion, however, in setting the price for the sale of the Generic Product in the Territory. Impax will also agree that if it prices Generic Product in order to gain or maintain sales of other products, then for purposes of calculating the payments due hereunder, the Net Sales of such Generic Product shall be adjusted to reverse any discount which was given to a customer that was in excess of customary discounts for the Generic Product (or, in the absence of relevant data for this Generic Product, other similar products under similar market conditions).
9. Shire Profit Share
9.1. During the Term, Impax shall pay to Shire a royalty of XXXXX percent (XXXXX%) of the Net Profits of Impax Product.
9.2. In the event Impax sells AG Product pursuant to Section 4, Impax shall pay a royalty to Shire as follows:

(a) XXXXX percent (XXXXX%) of the Net Profits on sales of AG Product made by Impax during any period when the AG Product is the only Generic Equivalent being Marketed in the Territory other than a Generic Equivalent marketed by or on behalf of Barr or any successor in interest to Barr’s ANDA that is the subject of present litigation between Shire and Barr.
(b) XXXXX percent (XXXXX%) of the Net Profits on sales of AG Product made by Impax during any time period other than as described in Section 9.2(a) above.
9.3. Payments due under this Section 9 shall be made within thirty (30) days from the end of each calendar quarter in which Generic Product is sold (“Reporting Period”). All such payments shall include an invoice detailing the calculation of Net Sales and Net Profits, as each may be applicable and the royalties payable hereunder.
9.4. In the event that Net Profits is a negative amount for any Reporting Period, no payment or refund shall be due from Impax to Shire or from Shire to Impax, in respect thereof and the Net Profits with respect to the subsequent Reporting Period, shall be reduced by such negative amount for purposes of determining Shire’s share of the Net Profits for such subsequent Reporting Period.
9.5. Maintenance of Records. During the Term, and for a period of three (3) years thereafter, Impax shall, and shall insure that its Affiliates shall, keep at either its normal place of business, or at an off-site storage facility, detailed, accurate and up to date:
(a) records and books of account sufficient to confirm the calculation of the Net Sales and Net Profits; and
(b) information and data contained in any invoices or reports accompanying any payment to Shire provided to Shire in connection with this Agreement.
9.6. Inspection. On no less than five (5) Business Days notice from Shire, Impax shall make all such records, books of account, information and data concerning this Agreement available for inspection during normal business hours by Shire or its nominee for the purpose of general review or audit; provided that Shire may not request such inspection more than once in any calendar year. Upon reasonable belief of discrepancy or dispute, Shire’s external auditors shall be entitled to take copies or extracts from such records, books of account, information and data (but only to the extent related to the contractual obligations set out in this Agreement) during any review or audit provided the external auditor signs a confidentiality agreement with Impax providing that such records, books of account, information and data shall be treated as Confidential Information which may be disclosed to Shire.
9.7. Inspection Costs. Shire shall be solely responsible for its costs in making any such review and audit, unless Shire identifies a discrepancy in the calculation of Net Sales or Net Profits paid to Shire under this Agreement in any calendar year from those properly payable for that calendar year of five percent (5%) or greater, in which event Impax shall be solely responsible for the cost of such review and audit and refund Shire any overpayment. All information disclosed by Impax or its Affiliates pursuant to this Section 9 shall be deemed Confidential Information.
10. Confidentiality
10.1. Confidentiality Obligation. The Parties, their Affiliates and their respective employees, directors, officers, consultants and contractors shall keep and maintain as confidential any Confidential Information supplied by the other Party during the Term. The confidentiality and non-disclosure obligations contained in this Agreement shall not apply to the extent that such Confidential Information is:
(a) at the time of disclosure by one Party to the other, in the public domain or otherwise publicly known;
(b) after disclosure by one Party to the other becomes part of the public domain, other than by breach of any obligation of confidentiality;
(c) information which the receiving Party can establish by competent evidence was already in its possession at the time of receipt or was independently developed by the receiving Party; or
(d) received from a Third Party who was lawfully entitled to disclose such information free of an obligation of confidentiality.
10.2. Exceptions. Notwithstanding Section 10.1, the Party receiving Confidential Information may disclose such Confidential Information to the extent that such disclosure has been ordered by a court of law or directed by a Governmental Authority, provided that, the disclosure is limited to the extent ordered or directed and wherever practicable, the Party that owns the Confidential Information has been given sufficient written notice in advance to enable it to seek protection or confidential treatment of such Confidential Information.
10.3. Expiration of Confidentiality. The confidentiality obligation contained in this Section 10 shall survive the termination or expiry of this Agreement for so long as such information remains confidential.
10.4. Disclosure. If a Party is subpoenaed or otherwise requested by any Person including, without limitation, any Governmental Authority to give testimony or provide information which in any way relates to this Agreement, the Generic Product or practices associated with the Generic Product, such Party shall give the other Party prompt notice of such request, and unless otherwise required by Law, shall make no disclosure until such other Party has had a reasonable opportunity to contest the right of the requesting Person to such disclosure. The Parties shall provide each other with all reasonable cooperation and generally make its employees available to give testimony or to provide reasonable assistance in connection with any lawsuits, claims, proceedings and investigations relating to this Agreement, the Generic Product or practices associated with the Generic Product.

10.5. The Parties agree that equitable relief, including injunctive relief and specific performance, is appropriate in enforcing the confidentiality provisions of this Agreement. In the event of any such action to construe this provision, the prevailing Party will be entitled to recover, in addition to any charges fixed by the court, its costs and expenses of suit, including reasonable attorney’s fees. Such remedies shall not be deemed to be the exclusive remedies for a breach of this provision, but shall be in addition to all other remedies available at law or equity.
11. Representations and Warranties of Both Parties
With respect to Sections 11.1 and 11.2 below, each of Shire and Impax represents, warrants, and covenants, to the other Party that:
11.1. Organization and Authority. Such Party is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Such Party has the requisite corporate power and authority to enter into this Agreement. Such Party has the requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery of this Agreement and the performance by such Party of its obligations hereunder have been authorized by all requisite corporate action on its part. This Agreement has been validly executed and delivered by such Party, and, assuming that such documents have been duly authorized, executed and delivered by the other Party, constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.
11.2. Consents and Approvals; No Violations.
(a) Except as otherwise set forth in this Agreement or the Settlement Agreement, no material filing with, and no material permit, authorization, consent such Party of the transactions contemplated by this Agreement, except for those filings, permits, authorizations, consents or approvals, the failure of which to be made or obtained would not materially impair such Party’s ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated hereby.
(b) Neither the execution nor the delivery of this Agreement by such Party, nor the performance by such Party of its obligations hereunder, will (i) violate the certificate of incorporation, by-laws or other organizational document of such Party; (ii) conflict in any material respect with or result in a material violation or breach of, or constitute a material default under, any material contract, agreement or instrument to which such Party is a party; or (iii) violate or conflict in any material respect with any material Law, rule, regulation, judgment, order or decree of any court or Governmental Authority applicable to such Party, except in the case of clause (ii) or (iii) for violations, breaches or defaults which would not have a material adverse effect on such Party’s ability to consummate the transactions contemplated hereby.

(c) The Parties shall submit this Agreement together with the Settlement Agreement (as part of the Settlement Documents, as defined in the Settlement Agreement) to the Federal Trade Commission (“Commission”) Bureau of Competition (“Bureau”) and the Assistant Attorney General in charge of the Antitrust Division (the “Antitrust Division”) of the Department of Justice (the “DOJ”) as soon as practicable following its execution and in no event later than ten (10) business days following its execution. Following the submission to the Commission and the DOJ, the Parties shall diligently work together in good faith to actively seek out oral comments on the Settlement Documents from the Bureau, or the Antitrust Division if appropriate, as soon as is practicable.
12. Indemnities; Product Liability; Insurance
12.1. Indemnity by Shire. Shire shall defend, indemnify and hold harmless each of Impax and its Affiliates and its and their directors, officers, employees and contractors (“Impax Party”) from and against any and all Losses, (“Shire Liability”) arising from or in connection with:
(a) any Third Party claim, lawsuit, investigation, proceeding, regulatory action, or other cause of action (“Claim”) resulting from any negligent acts or acts of willful misconduct of any Shire Party in connection with the performance of its obligations under this Agreement;
(b) Shire’s failure to Manufacture, store or release the AG Product for shipment in accordance with Applicable Laws, regulations or Shire’s NDA;
(c) the breach by Shire of any of its representations or warranties contained in this Agreement; or
(d) any misuse by a Shire Party of Impax’s company name or logo or other trademark;
except, in each case, to the extent that the Shire Liability is caused by the negligence, breach of the terms of this Agreement, or willful misconduct of an Impax Party.
12.2. Indemnity by Impax. Impax shall defend, indemnify and hold harmless each of Shire and its Affiliates and its and their directors, officers, employees and contractors (“Shire Party”) from and against any and all Losses (“Impax Liability”) arising from or in connection with:
(a) any Claim resulting from any negligent acts or acts of willful misconduct of any Impax Party in connection with the performance of its obligations under this Agreement;
(b) any Claim based on or arising out of the use, Manufacturing or Marketing of Impax Product, including, without limitation, any investigation by a

Governmental Authority or any claim for personal injury or property damage asserted by any user of Impax Product;
(c) any Claim based on or arising out of the use or Marketing of AG Product by Impax, including, without limitation, any investigation by a Governmental Authority or any claim for personal injury or property damage asserted by any user of AG Product in each case to the extent that such liability is a result of the acts or failure to act of Impax or its employees, agents, partners, contractors or the like;
(d) the breach by Impax of any of its representations or warranties contained in this Agreement; or
(e) any misuse by the Impax Parties of Shire’s company name or logo or other trademark;
except, in each case, to the extent that the Impax Liability is caused by the negligence, breach of the terms of this Agreement, or willful misconduct of a Shire Party.
12.3. Control of Proceedings. A Party seeking indemnification hereunder shall provide prompt written notice to the other Party (and, in any event, within five (5) Business Days) of the assertion of any claim against such Party as to which indemnity is to be requested hereunder. The indemnifying Party shall have the sole control over the defense of any Claim, provided that, the indemnifying Party shall obtain the written consent of the indemnified Party prior to settling or otherwise disposing of such Claim if as a result of the settlement or Claim disposal the indemnified Party’s interests are in any way adversely affected.
12.4. No Admissions. The indemnified Party shall not make any payment or incur any expenses in connection with any Impax Liability or Shire Liability (as the case may be), or make any admissions or do anything that may compromise or prejudice the defense of any Claim without the prior written consent of the indemnifying Party.
12.5. Claim Information. Each Party shall promptly:
(a) inform the other by written notice of any actual or threatened Claim to which Sections 12.1 or 12.2 apply;
(b) provide to the other Party copies of all papers and official documents received in respect of any such Claim; and
(c) cooperate as reasonably requested by the other Party in the defense of any such Claim.
12.6. Contributory Negligence. If any Shire Liability or Impax Liability is caused by the negligence of both Shire and Impax, the apportionment of liability shall be shared between Shire and Impax based upon the comparative degree of each Party’s negligence and each Party shall be responsible for its own defense and its own costs including, but not limited to, the cost of defense attorneys’ fees and witnesses’ fees and expenses incident thereto.
12.7. Limitation of Liability. Except as may be included in a Claim under Section 12.1 or 12.2, in no event shall either Party or their respective Affiliates be liable for special, punitive, indirect, incidental or consequential loss or damage based on contract, tort or any other legal theory arising out of this Agreement.
12.8. Product Liability Insurance. Each Party shall maintain, at its own cost, general commercial liability insurance (including comprehensive product liability) in such amount as Shire and Impax respectively, customarily maintain with respect to its other products and which is reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities but in any event not less than $XXXXX per occurrence and $XXXXX in the aggregate. In the event the insurance policy obtained by a Party is a “claims made” policy (as opposed to an “occurrence” policy), such Party shall obtain comparable insurance for not less than six (6) years following the expiry or termination of this Agreement. Impax will cause Shire to be named as an additional insured under Impax’s product liability insurance.
12.9. Irreparable Harm. Impax acknowledges that in the event of a Launch by Impax of Generic Product in the Territory prior to the License Effective Date, the damages to Shire and its business (including, but not limited to, lost sales of Adderall XR) would be difficult to calculate and the adequacy of monetary damages calculated at Law would be uncertain. Accordingly, Impax agrees that in any action by Shire seeking injunctive or other equitable relief in connection with any such Launch prior to the License Effective Date, Impax shall not assert or plead the availability of an adequate remedy at Law as a defense to the obtaining of any such remedy. Impax hereby waives any equitable defense to such injunction including, laches, unclean hands, acquiescence or any estoppel arguments. The foregoing shall not be in lieu of any other remedy to which Shire may be entitled hereunder in equity or at Law as a result of such a breach and the Parties agree that lost profits resulting from lost sales by Shire of Adderall XR are a reasonably foreseeable element of damages which Shire would suffer and to which, notwithstanding anything to the contrary set forth herein, Shire will be entitled to recover in accordance with the Law.
12.10. Limitation on Representations, Warranties and Indemnification. NEITHER PARTY SHALL BE DEEMED TO MAKE ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, EXCEPT AS SPECIFICALLY SET FORTH HEREIN. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WITH REGARD TO THE AG PRODUCT TO BE SUPPLIED BY SHIRE HEREUNDER, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY EACH PARTY.

13. Force Majeure
13.1. Force Majeure. Neither Party shall be entitled to terminate this Agreement or shall be liable to the other under this Agreement for loss or damages attributable to any Force Majeure, provided the Party affected shall give prompt notice thereof to the other Party. Subject to Section 13.2, the Party giving such notice shall be excused from such of its obligations hereunder for so long as it continues to be affected by Force Majeure.
13.2. Continued Force Majeure. If any Force Majeure continues unabated for a period of at least ninety (90) days, the Parties shall meet to discuss in good faith what actions to take or what modifications should be made to this Agreement as a consequence of such Force Majeure in order to alleviate its consequences on the affected Party.
14. Trademarks and Trade Names
14.1. Except for the identification of Shire as manufacturer of AG Product on Packaging or Labeling to the extent required by Law, Impax shall have no right to use any trademark or tradedress of Shire and shall have no rights to any other intellectual property of Shire or its Affiliates (including patents or other intellectual property relating to the shape, consistency, formulation or manufacturing process for the AG Product) other than to the extent of the Authorization and License.
15. Term and Termination
15.1. Unless sooner terminated in accordance with the terms hereof, the term of this Agreement shall extend from the date hereof until the expiration of the last Valid Claim within the Adderall XR Intellectual Property. The foregoing notwithstanding, the obligations of Shire regarding supply of AG Product under this Agreement shall extend from the date hereof only until the fifth (5th) anniversary of the License Effective Date (the “Supply Term”). Thereafter, the Supply Term shall automatically be extended for successive twelve (12) month periods (an “Additional Term” and together with the Initial Term, the “Term”), unless either Party gives to the other Party not less than one hundred eighty (180) days written notice of termination prior to the expiration of the Initial Term, or any Additional Term, of this Agreement.
15.2. Termination. Either Party shall be entitled to terminate this Agreement by written notice to the other if:
(a) the other Party commits a material breach of this Agreement, and fails to remedy it within sixty (60) days of receipt of notice from the first Party of such breach and of its intention to exercise its rights under this Section 15.2; or
(b) an order is made or a resolution is passed for the winding up of the other Party (other than voluntarily for the purposes of solvent amalgamation or reconstruction) or an order is made for the appointment of an administrator to manage the other Party’s affairs, business and property or if a receiver (which expression shall include an administrative receiver) is appointed over any of the other Party’s assets or undertaking or if circumstances arise which entitle the court or a creditor to appoint a receiver or manager or which entitle the court to make a winding-up order or if a voluntary arrangement is proposed in respect of the other Party or if the other Party takes or suffers any similar or analogous action in consequence of debt, and such order, appointment or similar action is not removed within ninety (90) days.
15.3. Effect of Termination. In the event of expiry or termination of this Agreement for any reason, Impax shall:
(a) no longer have the right to Market product under the Authorization and License; provided that Impax may continue to Market inventory then on hand for an additional period not to exceed six (6) months, subject to the continued payment to Shire in accordance with Section 9; and
(b) promptly return to Shire all Confidential Information of Shire provided to Impax and samples of the Shire Product provided to Impax or its Affiliates during the Term.
15.4. Liability on Termination. The termination or expiry of this Agreement shall not release either of the Parties from any liability which at the time of termination or expiry has already accrued to the other Party, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination or expiry.
15.5. Surviving Sections. The provisions of Sections 1, 9.4, 9.5, 9.6, 10, 12, 14, 15 and 16, and any other provisions necessary and proper to give effect to the intention of the Parties as to the effect of the Agreement after termination, shall continue in force in accordance with their respective terms notwithstanding expiry or termination of this Agreement for any reason.
16. Miscellaneous
16.1. Notice.
(a) Any notice or other document given under this Agreement shall be in writing in the English language and shall be given by hand or sent by prepaid airmail, by fax transmission or e-mail to the address of the receiving Party as set out in Section 16.2 below unless a different address or fax number has been notified to the other in writing for this purpose.
(b) Each such notice or document shall:
(i) if sent by hand, be deemed to have been given when delivered at the relevant address;

(ii) if sent by prepaid mail, be deemed to have been given five (5) days after posting; or
(iii) if sent by fax or email transmission be deemed to have been given when transmitted, provided that, a confirmatory copy of such fax or email transmission shall have been sent by prepaid mail within twenty-four (24) hours of such transmission.
16.2. Address for Notice. The address for services of notices and other documents on the Parties shall be:

To Shire	To Impax

Address:	Address:

Shire LLC	Impax Laboratories, Inc.
9200 Brookfield Court	30831 Huntwood Avenue
Florence, KY 41042	Hayward, CA 94544
United States of America	United States of America

Attention: Associate General Counsel, North America	Attention: Chief Executive Officer

Fax: 1 484 595 8674	Fax:
16.3. Assignment.
(a) Subject to Section 16.3(b), Impax shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Shire, such consent not to be unreasonably withheld or delayed.
(b) Subject to Section 16.3(c) in the case of Impax, each Party shall be entitled to assign all or any of its rights or obligations under this Agreement to an Affiliate or to a successor entity by way of merger or acquisition of substantially all of the assets of Impax; provided the Affiliate or other successor entity expressly assumes in writing those rights, duties and obligations under this Agreement and this Agreement itself and the Affiliate or other successor is a financially capable business entity.
(c) Anything to the contrary in this Agreement notwithstanding, to the extent that Impax assigns or transfers any of its rights or obligations under this Agreement to any third party or Affiliate that is XXXXX.
(d) Subject to the foregoing this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any assignment or transfer in contravention of the terms of this Agreement shall be null and void.

16.4. Amendment. This Agreement may not be varied, changed, waived, discharged or terminated, except by an instrument in writing signed by the Party against which enforcement of such variation, change, waiver, discharge or termination is sought.
16.5. Public Announcements. Except as expressly provided for in the Settlement Agreement, neither Party shall make any publicity releases, interviews or other dissemination of information concerning this Agreement or its terms, or either Party’s performance hereunder, to communication media, financial analysts or others without the prior written approval of the other Party, which approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary in this Agreement, the Parties understand and agree that either Party, may, if so required, disclose some or all of the information included in this Agreement or other Confidential Information of the other Party (i) in order to comply with its obligations under the Law, including the United States Securities Act of 1933, the United States Securities Exchange Act of 1934 (“SEC”), (ii) the listing standards or agreements of any national or international securities exchange or The NASDAQ Stock Market or other similar Laws of a Governmental Authority, (iii) to respond to an inquiry of a Governmental Authority or regulatory authority as required by Law, or (iv) in a judicial, administrative or arbitration proceeding. In any such event the Party making such disclosure shall (A) provide the other Party with as much advance notice as reasonably practicable of the required disclosure, (B) cooperate with the other Party in any attempt to prevent or limit the disclosure, and (C) limit any disclosure to the specific purpose at issue.
16.6. Superiority of Agreement. The Parties agree that the provisions of this Agreement, together with any amendments hereto, shall prevail over any inconsistent statements or provisions contained in any prior discussions, arrangements or comments between the Parties and in any documents passing between the Parties, including, but not limited to, any forecast, purchase order, purchase order revision, acknowledgment, confirmation or notice. It is agreed that:
(a) neither Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Party which is not expressly set out in this Agreement;
(b) neither Party shall have any remedy in respect of misrepresentation or untrue statement made by the other Party or for any breach of warranty which is not contained in this Agreement;
(c) this Section 16.6 shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation; and
(d) notwithstanding the foregoing, the Settlement Agreement shall be deemed of equal dignity to this Agreement and this Agreement shall be construed together with the Settlement Agreement in a consistent manner as reflecting a single intent and purpose.

16.7. Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York, without giving effect to principles of conflicts of law. The Parties irrevocably agree that the federal district courts in the State of New York shall have exclusive jurisdiction to deal with any disputes arising out of or in connection with this Agreement and that, accordingly, any proceedings arising out of or in connection with this Agreement shall be brought in the U.S. District Court for the Southern District of New York. Notwithstanding the foregoing, if there is any dispute for which the federal district courts in the State of New York do not have subject matter jurisdiction, the state courts in New York shall have jurisdiction. In connection with any dispute arising out of or in connection with this Agreement, each Party hereby expressly consents and submits to the personal jurisdiction of the federal and state courts in the County, City and State of New York.
16.8. Agreement Costs. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.
16.9. Counterparts. This Agreement may be executed in any number of counterparts and may be executed by the Parties on separate counterparts, each of which is an original but all of which together constitute the same instrument.
16.10. Severability. If and to the extent that any provision of this Agreement is held to be illegal, void or unenforceable, such provision shall be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.
16.11. Relationship of the Parties. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities; and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between Shire and Impax. Except as otherwise provided herein, neither Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other Party.
16.12. Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. Shire and Impax acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Whenever used herein, the words “include,” “includes” and “including” shall mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates. With respect to any particular action or agreement, the use of the words “Shire shall” or “Shire will” herein shall also mean “Shire shall cause” the particular action to be performed. Similarly, with respect to any particular action or agreement, the use of the words “Impax shall” or “Impax will” herein shall also mean “Impax shall cause” the particular action to be performed. Nothing in this Agreement shall operate to exclude any provision implied into this Agreement by Law and which may not be excluded by Law or limit or exclude any liability, right or remedy to a greater extent than is permissible under Law.
16.13. Dispute Resolution.
(a) Preliminary Process. If there is a disagreement between the Parties as to the interpretation of this Agreement or in relation to any aspect of the performance by either Party of its obligations under this Agreement, the Parties shall, within ten (10) Business Days of receipt of a written request from either Party, meet in good faith and try to resolve the disagreement without recourse to legal proceedings.
(b) Escalation of Dispute. If resolution of the disagreement does not occur within five (5) Business Days after such meeting, the matter shall be escalated for determination by the President of Impax and Shire’s EVP Sales & Marketing North America for resolution, who may resolve the matter themselves or jointly appoint a mediator or independent expert to do so.
(c) Equitable Relief. Nothing in this Section 16.13 restricts either Party’s freedom to seek urgent relief to preserve a legal right or remedy, or to protect a proprietary or trade secret right, or to otherwise seek legal remedies through any available channel if resolution is not otherwise achieved under this Section 16.13.
16.14. Cumulative Rights. The rights and remedies of each of the Parties under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.
16.15. No Third Party Benefit. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto, their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
16.16. Further Assurance. Each of the Parties shall do, execute and perform and shall procure to be done and perform all such further acts deeds documents and things as the other Party may reasonably require from time to time to give full effect to the terms of this Agreement.
16.17. Waiver. No failure or delay by either Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.
[Signature Page Follows]

[Signature Page to License and Distribution Agreement]
IN WITNESS WHEREOF, the undersigned have executed this License and Distribution Agreement as of the date and year first above written.

SHIRE LLC
By:	/s/ Matt Emmens
	Name:	Matt Emmens
	Title:	CEO

IMPAX LABORATORIES, INC.
By:	/s/ Barry R. Edwards
	Name:	Barry R. Edwards
	Title:	CEO